Exhibit 99.1

STRYKER REPORTS FIRST QUARTER 2015 RESULTS

Kalamazoo, Michigan - April 21, 2015 - Stryker Corporation (NYSE:SYK) reported operating results for the first quarter of 2015:
First Quarter Highlights
Updates full year organic sales growth guidance to 5.0% to 6.0%
Updates full year adjusted diluted net earnings per share guidance to $4.95 to $5.10
Net sales grew 3.2% to $2.4 billion (7.4% constant currency)

•	Orthopaedics 2.4% or 7.5% constant currency

•	MedSurg 4.6% or 7.7% constant currency

•	Neurotechnology and Spine 2.1% or 6.6% constant currency
Reported diluted net earnings per share increased 222.2% to $0.58
Adjusted diluted net earnings per share(1) increased 4.7% to $1.11

"We are pleased with our first quarter results, with another strong quarter of nearly 6% organic sales growth and disciplined expense management," said Kevin A. Lobo, Chairman and Chief Executive Officer. "We expect this momentum, which is balanced across segments and regions, to continue and are raising the low end of full year sales and earnings guidance."
Sales Analysis
Consolidated net sales of $2.4 billion increased 3.2% in the quarter compared to the prior year. Net sales in the quarter grew by 7.1% due to increased unit volume and changes in product mix and 1.9% as a result of acquisitions. Net sales in the quarter were negatively impacted by 4.2% due to the unfavorable impact of foreign currency exchange rates and 1.6% due to changes in price. Excluding the impact of acquisitions, net sales in the quarter increased 5.6% in constant currency.
Orthopaedics net sales of $1.0 billion increased 2.4% in the quarter, as reported, and 7.5% in constant currency. Net sales grew by 9.6% due to increased unit volume and changes in product mix and 1.0% as a result of acquisitions. Net sales were negatively impacted by 5.1% due to the unfavorable impact of foreign currency exchange rates and 3.0% due to changes in price. Excluding the impact of acquisitions, net sales increased 6.5% in constant currency.
MedSurg net sales of $927 million increased 4.6% in the quarter, as reported, and 7.7% in constant currency. Net sales grew by 3.9% due to increased unit volume and changes in product mix, 3.5% as a result of acquisitions and 0.4% due to changes in price. Net sales were negatively impacted by 3.2% due to the unfavorable impact of foreign currency exchange rates. Excluding the impact of acquisitions, net sales increased 4.3% in constant currency.
Neurotechnology and Spine net sales of $429 million increased 2.1% in the quarter, as reported, and 6.6% in constant currency. Net sales grew by 8.2% due to increased unit volume and changes in product mix and 0.6% as a result of acquisitions. Net sales were negatively impacted by 4.5% due to the unfavorable impact of foreign currency exchange rates and 2.1% due to changes in price. Excluding the impact of acquisitions, net sales increased 6.0% in constant currency.
Earnings Analysis
Reported net earnings of $224 million increased 220.0% in the quarter compared to the prior year. Reported diluted net earnings per share of $0.58 increased 222.2% in the quarter compared to prior year.
Reported net earnings include charges for the tax impacts related to the establishment of the European regional headquarters and other tax matters, the Rejuvenate and ABG II recall, acquisition and integration related activities, additional cost of sales for inventory sold that was "stepped up" to fair value related to acquisitions, and restructuring related activities. The effect of each of these matters on reported net earnings appears in the reconciliation of GAAP to non-GAAP measures provided below. These charges reduced the reported gross profit margin in the quarter from 65.6% to 65.3% and reduced the reported operating income margin in the quarter from 23.3% to 17.1%.
Excluding the impact of the items described above, adjusted net earnings(2) of $424 million increased 5.0% in the quarter compared to the prior year. Adjusted diluted net earnings per share(1) of $1.11 increased 4.7% in the quarter compared to the prior year.
2015 Outlook
We expect 2015 constant currency sales growth in the range of 6.0% to 7.0%, including organic sales growth in the range of 5.0% to 6.0%. Based on current foreign currency exchange rates we expect adjusted diluted net earnings per share to be in the range of $1.15-$1.20 and $4.95-$5.10 in the second quarter and the full year, respectively. If foreign currency exchange rates hold near current levels, we expect sales in the second quarter and full year of 2015 to be negatively impacted by approximately 3.5% to 4.5% and adjusted diluted net earnings per share to be negatively impacted by approximately $0.25 to $0.30 in the full year, approximately half of which will be in the first half of the year.
(1) A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.
(2) A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Tuesday, April 21, 2015
As previously announced, the Company will host a conference call on Tuesday, April 21, 2015 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended March 31, 2015 and provide an operational update.
To participate in the conference call dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 38313484 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 8:30 p.m., Eastern Time, on Tuesday, April 21, 2015, until 11:59 p.m., Eastern Time, on Tuesday, April 28, 2015. To hear this recording you may dial (888) 843-7419 (domestic) or (630) 652-3042 (international) and enter the passcode 3831 3484 #.

Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world’s leading medical technology companies and together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker products and services are available in over 100 countries around the world. Please contact us for more information at www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended March 31
	2015	2014	% Change
Net Sales	$2,379	$2,305	3.2
Cost of Sales	826	776	6.4
Gross Profit	1,553	1,529	1.6
% of sales	65.3%	66.3%
Research, development and engineering expenses	152	150	1.3
Selling, general and administrative expenses	892	859	3.8
Recall charges	54	344	(84.3)
Intangible asset amortization	49	45	8.9
Total Operating Expenses	1,147	1,398	(18.0)
Operating Income	406	131	209.9
% of sales	17.1%	5.7%
Other income (expense)	(29)	(24)	20.8
Earnings before income taxes	377	107	252.3
Income Taxes	153	37	313.5
Net Earnings	$224	$70	220.0
Net earnings per share of common stock:
Basic	$0.59	$0.19	210.5
Diluted	$0.58	$0.18	222.2
Weighted-average shares outstanding - in millions:
Basic	378.9	378.2
Diluted	383.5	382.6
CONDENSED BALANCE SHEETS

	March	December
	2015	2014
ASSETS
Cash and cash equivalents	$1,674	$1,795
Marketable securities	2,589	3,205
Accounts receivable, (net)	1,521	1,572
Inventories	1,582	1,588
Other current assets	1,361	1,513
Total Current Assets	8,727	9,673
Property, plant and equipment, (net)	1,069	1,098
Goodwill and other intangibles, (net)	6,059	6,204
Other assets	725	738
Total Assets	$16,580	$17,713
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	2,107	2,871
Accrued recall expenses	1,588	1,593
Other liabilities	1,307	1,408
Long-term debt, excluding current maturities	3,257	3,246
Shareholders' equity	8,321	8,595
Total liabilities and shareholders' equity	$16,580	$17,713
CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
	2015	2014
Operating activities
Net earnings	$224	$70
Depreciation	45	46
Intangibles amortization	49	45
Changes in operating assets and liabilities and other, net	62	48
Net cash provided by operating activities	380	209
Investing activities
Acquisitions, net of cash acquired	(84)	(272)
Change in marketable securities, net	456	(9)
Purchases of property, plant and equipment	(46)	(70)
Net cash provided by (used in) investing activities	326	(351)
Financing activities
(Repayments) borrowings of debt, net	(500)	289
Dividends paid	(131)	(115)
Repurchase and retirement of common stock	(130)	—
Other financing	27	7
Net cash (used in) provided by financing activities	(734)	181
Effect of exchange rate changes on cash and cash equivalents	(93)	1
Change in cash and cash equivalents	$(121)	$40

STRYKER CORPORATION For the Three Months Ended March 31, 2015 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Three Months Ended March 31
			% Change
	2015	2014	As Reported	Constant Currency
Geographic sales:
United States	$1,673	$1,542	8.5	8.5
International	706	763	(7.4)	5.4
Total Net Sales	$2,379	$2,305	3.2	7.4
Worldwide sales:
Orthopaedics	$1,023	$999	2.4	7.5
MedSurg	927	886	4.6	7.7
Neurotechnology and Spine	429	420	2.1	6.6
Total Net Sales	$2,379	$2,305	3.2	7.4
SUPPLEMENTAL SALES GROWTH ANALYSIS

	Three Months Ended March 31
			% Change
					U.S.	International
	2015	2014	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Orthopaedics
Knees	$345	$348	(0.9)	3.1	2.4	(8.2)	4.5
Hips	312	318	(1.6)	3.6	7.5	(13.3)	(1.3)
Trauma and Extremities	313	288	8.5	15.0	18.4	(3.5)	10.9
Other	53	45	18.9	21.8	33.1	(19.1)	(8.4)
ORTHOPAEDICS	1,023	999	2.4	7.5	9.7	(8.8)	4.2

MedSurg
Instruments	346	343	0.8	4.4	2.9	(5.0)	8.5
Endoscopy	321	312	2.8	6.3	8.0	(9.4)	2.3
Medical	205	181	13.5	16.1	16.8	1.1	13.4
Sustainability	55	50	9.2	9.2	9.3	(7.7)	3.6
MEDSURG	927	886	4.6	7.7	8.1	(5.8)	6.7

Neurotechnology and Spine
Neurotechnology	252	243	3.8	9.2	10.4	(6.3)	7.4
Spine	177	177	(0.1)	3.0	2.4	(6.4)	4.7
NEUROTECHNOLOGY AND SPINE	429	420	2.1	6.6	6.7	(6.4)	6.6

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures at the end of the discussion of Results of Operations below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:

STRYKER CORPORATION For the Three Months Ended March 31, 2015 and 2014 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF ACTUAL RESULTS TO ADJUSTED RESULTS

Three Months Ended March 31, 2015	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,553	$892	$49	$406	$224	40.6%	$0.58
Acquisition and integration related charges (a)
Inventory stepped up to fair value	7	—	—	7	4	0.4	0.01
Other acquisition and integration related	—	(13)	—	13	9	0.4	0.02
Amortization of intangible assets	—	—	(49)	49	35	1.2	0.09
Restructuring related charges (b)	1	(25)	—	26	19	0.5	0.06
Rejuvenate and other recall matters (c)	—	—	—	54	49	(1.4)	0.13
Tax matters (d)	—	—	—	—	84	(22.2)	0.22
ADJUSTED	$1,561	$854	$—	$555	$424	19.5%	$1.11

Three Months Ended March 31, 2014	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,529	$859	$45	$131	$70	34.5%	$0.18
Acquisition and integration related charges (a)
Inventory stepped up to fair value	5	—	—	5	3	0.9	0.01
Other acquisition and integration related	—	(16)	—	16	10	2.0	0.03
Amortization of intangible assets	—	—	(45)	45	31	2.5	0.08
Restructuring related charges (b)	1	(14)	—	15	10	1.2	0.03
Rejuvenate and other recall matters (c)	—	—	—	344	272	(9.6)	0.71
Tax matters (d)	—	—	—	—	8	(7.4)	0.02
ADJUSTED	$1,535	$829	$—	$556	$404	24.1%	$1.06

(a)
In 2015 the Company completed acquisitions including CHG Hospital Beds Inc. In 2014 the Company completed acquisitions including Patient Safety Technologies, Inc., Pivot Medical, Inc., Berchtold Holding, AG., and Small Bone Innovations, Inc. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In both 2015 and 2014 the Company incurred certain restructuring related charges associated with focused workforce reductions, other restructuring activities and long-lived asset impairments.
(c)	Charges represent changes in our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems and other recall matters.
(d)	In 2015 charges represent the tax impacts related to the establishment of the European regional headquarters and certain discrete tax items. In 2014 charges relate to certain discrete tax items.